Exhibit (a)(1)(I)

MALLINCKRODT COMPLETES ACQUISITION OF SUCAMPO PHARMACEUTICALS, INC.

STAINES-UPON-THAMES, United Kingdom, Feb. 13, 2018 /PR Newswire/—Mallinckrodt plc (NYSE: MNK), a leading global specialty pharmaceutical company, today announced it has closed the acquisition of Sucampo Pharmaceuticals, Inc, a global biopharmaceutical company, including its commercial and development assets.

“We are pleased to complete our acquisition of Sucampo, bringing near-term net sales and earnings accretion while bolstering our pipeline,” said Mark Trudeau, Chief Executive Officer and President of Mallinckrodt. “We are also pleased to welcome members of the Sucampo team into Mallinckrodt, and look forward to continuing their strong efforts to bring much-needed therapies to patients suffering from rare diseases. This is an important next step towards our vision of becoming an innovation-driven specialty pharmaceutical growth company focused on improving outcomes for patients with severe and critical conditions.”

The tender offer by a subsidiary of Mallinckrodt plc for all of the outstanding shares of Sucampo Class A common stock expired as scheduled at 8:00 a.m. (Eastern) on February 13, 2018. More than 50% of Sucampo shares were validly tendered into and not validly withdrawn from the tender offer, according to the depositary for the tender offer. As a result, the minimum tender condition was satisfied, and Mallinckrodt and its subsidiary have accepted for payment and will promptly pay for all shares that were validly tendered and not validly withdrawn.

Following its acceptance of the shares tendered in the tender offer, pursuant to Section 251(h) of the Delaware General Corporation Law, the Mallinckrodt subsidiary merged with and into Sucampo without a vote of Sucampo’s other stockholders. As a result of the completed merger, Sucampo became an indirect, wholly owned subsidiary of Mallinckrodt. In connection with the merger, all Sucampo shares not validly tendered into the tender offer (subject to certain exceptions) have been cancelled and converted into the right to receive $18.00 per share, which is the same price per share offered in the tender offer. As a result of the acquisition, Sucampo shares have ceased to be traded on NASDAQ.

The acquired assets include:

•	AMITIZA® (lubiprostone), a leading global product in the branded constipation market, is approved by the U.S. Food and Drug Administration (FDA) for treatment of chronic idiopathic constipation (CIC) in adults, irritable bowel syndrome with constipation (IBS-C) in women 18 years of age and older, and opioid-induced constipation (OIC) in adult patients with chronic, non-cancer pain, including patients with chronic pain related to prior cancer or its treatment who do not require frequent opioid dosage escalation. The drug is also approved in Japan, the United Kingdom and Switzerland. The FDA is currently reviewing a supplemental New Drug Application (sNDA) for AMITIZA in children 6 to 17 years of age with pediatric functional constipation (PFC). The sNDA received a Priority Review designation.

•	RESCULA® (unoprostone isopropyl ophthalmic solution) 0.15%, is indicated for ocular hypertension and open-angle glaucoma, and is marketed in Japan.

•	VTS-270 is in Phase 3 development for Niemann-Pick Type C (NPC), a rare, neurodegenerative, and ultimately fatal disease that can present at any age. Manifestations of the genetic disorder typically occur in childhood[1],[2], with occasional late onset, and average diagnosis at ten years of age[3]. NPC is usually fatal, and the majority of cases lead to death before age 20[1,2].

•	CPP-1X/sulindac is in Phase 3 development for Familial Adenomatous Polyposis (FAP) under a collaborative agreement with Cancer Prevention Pharmaceuticals. FAP results from a genetic mutation leading to uncontrolled growth of hundreds to thousands of polyps in the lower digestive tract[4]. Left untreated, there is almost a 100% lifetime risk of developing colorectal cancer[5].

ABOUT MALLINCKRODT

Mallinckrodt is a global business that develops, manufactures, markets and distributes specialty pharmaceutical products and therapies. Areas of focus include autoimmune and rare diseases in specialty areas like neurology, rheumatology, nephrology, pulmonology and ophthalmology; immunotherapy and neonatal respiratory critical care therapies; and analgesics and gastrointestinal products. The company’s core strengths include the acquisition and management of highly regulated raw materials and specialized chemistry, formulation and manufacturing capabilities. The company’s Specialty Brands segment includes branded medicines and its Specialty Generics segment includes specialty generic drugs, active pharmaceutical ingredients and external manufacturing. To learn more about Mallinckrodt, visit www.mallinckrodt.com.

Mallinckrodt uses its website as a channel of distribution of important company information, such as press releases, investor presentations and other financial information. It also uses its website to expedite public access to time-critical information regarding the company in advance of or in lieu of distributing a press release or a filing with the U.S. Securities and Exchange Commission (SEC) disclosing the same information. Therefore, investors should look to the Investor Relations page of the website for important and time-critical information. Visitors to the website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investor Relations page of the website.

Mallinckrodt Cautionary Statements Related to Forward-Looking Statements

Statements in this document that are not strictly historical, including statements regarding the acquisition, future financial condition and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that the company believes or anticipates will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties.

There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Mallinckrodt operates; the ability to obtain regulatory approval to

[1]	Vanier MC, et al. Orphanet J Rare Dis 2010;5(16):1-18.
[2]	Wassif CA, et al. Genet Med. 2016;18:41-48.
[3]	Garver WS et al. Am J Med Genet A. 143A(11): 1204-11. Jun 2007
[4]	NIH Genetics Home Reference
[5]	Half E. et al. Orphanet Journal of Rare Diseases. 4:22. Oct 2009

market Mallinckrodt’s products or the timing of such approval processes; the commercial success of Mallinckrodt’s products; Mallinckrodt’s ability to realize anticipated growth, synergies and cost savings from acquisitions (including the Sucampo acquisition); conditions that could necessitate an evaluation of Mallinckrodt’s goodwill and/or intangible assets for possible impairment; changes in laws and regulations; Mallinckrodt’s ability to successfully integrate acquisitions of operations, technology, products and businesses generally and to realize anticipated growth, synergies and cost savings (including with respect to the Sucampo acquisition); Mallinckrodt’s and Mallinckrodt’s licensers’ ability to successfully develop or commercialize new products; Mallinckrodt’s and Mallinckrodt’s licensers’ ability to protect intellectual property rights; Mallinckrodt’s ability to receive procurement and production quotas granted by the U.S. Drug Enforcement Administration; customer concentration; Mallinckrodt’s reliance on certain individual products that are material to its financial performance; cost containment efforts of customers, purchasing groups, third-party payers and governmental organizations; the reimbursement practices of a small number of public or private insurers; pricing pressure on certain of Mallinckrodt’s products due to legal changes or changes in insurers’ reimbursement practices resulting from recent increased public scrutiny of healthcare and pharmaceutical costs; limited clinical trial data for H.P. Acthar® Gel; complex reporting and payment obligations under healthcare rebate programs; Mallinckrodt’s ability to navigate price fluctuations; future changes to U.S. and foreign tax laws; Mallinckrodt’s ability to achieve expected benefits from restructuring activities; complex manufacturing processes; competition; product liability losses and other litigation liability; ongoing governmental investigations; material health, safety and environmental liabilities; retention of key personnel; conducting business internationally; the effectiveness of information technology infrastructure; and cybersecurity and data leakage risks.

Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Mallinckrodt’s SEC filings including its Annual Report on Form 10-K for the fiscal year ended September 30, 2016, as well such sections of Ocera Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Sucampo’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The forward-looking statements made herein speak only as of the date hereof and none of Mallinckrodt nor any of its respective affiliates assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

CONTACTS

Mallinckrodt plc

Investor Relations

Coleman N. Lannum, CFA

Senior Vice President, Investor Strategy and IRO

314-654-6649

cole.lannum@mallinckrodt.com

Daniel J. Speciale, CPA

Director, Investor Relations

314-654-3638

daniel.speciale@mallinckrodt.com

Media

Rhonda Sciarra

Senior Communications Manager

908-238-6765

rhonda.sciarra@mallinckrodt.com

Meredith Fischer

Chief Public Affairs Officer

314-654-3318

meredith.fischer@mallinckrodt.com

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